READING INTERNATIONAL

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (SERP)

(Effective March 1, 2007)

READING INTERNATIONAL

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (SERP)

ARTICLE I	INTRODUCTION	1
1.1.	Name	1
1.2.	Effective Date	1
1.3.	Purpose	1
1.4.	Legal Status	1
ARTICLE II	DEFINITIONS	1
2.1.	Administrator	1
2.2.	Beneficiary	1
2.3.	Board of Directors	2
2.4.	Company	2
2.5.	Earnings	2
2.6	Eligible Employee	2
2.7.	ERISA	2
2.8.	15-Year Certain and Life Annuity	2
2.9.	15-Year Certain Only Annuity	2
2.10.	Final Average Earnings	2
2.11.	Internal Revenue Code	2
2.12.	Participant	2
2.13.	Plan	3
2.14.	Plan Year	3
2.15.	Separation from Service	3
2.16.	SERP Benefit	3
2.17.	Vested Percentage	3
ARTICLE III	PARTICIPATION IN THE PLAN	3
3.1.	Eligibility and Participation	3
ARTICLE IV	SERP BENEFIT	3
4.1.	SERP Benefit	3
4.2.	Vested Percentage	3
4.3.	Distribution of SERP Benefit	3
4.4.	Death Benefits	4
ARTICLE V	FUNDING AND PARTICIPANT’S INTEREST	4
5.1.	Unfunded SERP	4
5.2.	Participant’s Interest in Plan	4
ARTICLE VI	ADMINISTRATION AND INTERPRETATION	4
6.1.	Administration	4
6.2.	Interpretation	5
6.3.	Records and Reports	5
6.4.	Payment of Expenses	5
6.5.	Indemnification for Liability	6
6.6.	Claims Procedure	6
6.7.	Review Procedure	6
6.8.	Incompetency of Participant or Beneficiary	7
ARTICLE VII	AMENDMENT, TERMINATION AND CONTINUATION	7
7.1.	Amendment and Termination	7
7.2.	Continuation	8
ARTICLE VIII	MISCELLANEOUS PROVISIONS	8
8.1.	Alienation or Assignment of Benefits	8
8.2.	Right to Withhold	8
8.3.	Construction	8
8.4.	Headings	8
8.5.	Number and Gender	8
8.6.	Limitation of Liability	8

READING INTERNATIONAL
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (SERP)

(Effective March 1, 2007)

ARTICLE I
INTRODUCTION

1.1. Name. The name of the Plan is the Reading International Supplemental Executive Retirement Plan (SERP).

1.2. Effective Date. The effective date of the Plan is March 1, 2007.

1.3. Purpose. This Plan is established for the purpose of providing supplemental retirement benefits to James J. Cotter, Chief Executive Officer and Chairman of the Board of Directors of the Company to reward him for his more than 15 years of service to the Company and its predecessors.

1.4. Legal Status. The Plan is an unfunded plan of deferred compensation subject to Internal Revenue Code Section 409A, is subject to FICA taxes in accordance with the non-account balance provisions of Internal Revenue Code Section 3121, and is an unfunded, nonqualified plan of deferred compensation for a select group of management or highly compensated employees for purposes of Title I of ERISA.

ARTICLE II
DEFINITIONS

Whenever the following initially capitalized words and phrases are used in the Plan, they shall have the meanings specified below unless the context clearly indicates a different meaning:

2.1. “Administrator” shall mean the Compensation Committee of the Board of Directors of the Company, and any successor thereto. In the absence of such committee, the Board of Directors of the Company shall be the Administrator.

2.2. “Beneficiary” shall mean such person(s) or legal entity as may be designated by a Participant or by a Beneficiary receiving SERP Benefits to receive any SERP Benefits due from the Plan following the Participant’s or Beneficiary’s death. Any contingent Beneficiary shall be the Beneficiary only after the death of all primary Beneficiaries. Any restrictions on payment to a minor beneficiary shall be determined by the Administrator in its reasonable discretion. In the event a Beneficiary has not been designated or no Beneficiary survives, the Beneficiary shall be deemed to be the estate of the Participant if the Participant dies while in receipt of SERP Benefits or the estate of the Beneficiary if the Beneficiary dies while in receipt of SERP Benefits. A designation of a Beneficiary must be made, changed and/or revoked, prior to the Participant or Beneficiary’s death, as applicable, on a form provided by and filed with the Administrator and shall not be effective until received by the Administrator. The administration of this provision shall be subject to the terms of the last beneficiary designation form on file with the Administrator. Attached hereto is an acceptable form of Beneficiary Designation.

2.3. “Board of Directors” shall mean the Company’s Board of Directors.

2.4. “Company” shall mean Reading International, Inc. or its successor.

2.5. “Earnings” shall mean the total base pay and cash bonus paid by the Company to an Eligible Employee as and when paid during any calendar month on or after January 1, 2004.

2.6. “Eligible Employee” shall mean James J. Cotter, Chairman of the Board and Chief Executive Officer of the Company on the Effective Date.

2.7. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

2.8. “15-Year Certain and Life Annuity” shall mean monthly payments of the SERP Benefit to the Participant for his life with a guarantee of at least 180 monthly payments. In the event of the Participant’s death prior to receiving at least 180 monthly payments, the remaining payments will be paid on a monthly basis to the Participant’s Beneficiary.

2.9. “15-Year Certain Only Annuity” shall mean monthly payments to the Beneficiary of the SERP Benefit for 180 months.

2.10. “Final Average Earnings” shall mean the sum of the highest 36 consecutive calendar months of Earnings prior to Separation from Service, divided by 36.

2.11. “Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended.

2.12. “Participant” shall mean an Eligible Employee but only for the period in which he is an Eligible Employee or has a benefit payable to or with respect to him from the Plan.

2.13. “Plan” shall mean the Reading International SERP effective March 1, 2007, as set forth herein and as may be amended from time to time in accordance with the terms of the Plan.

2.14. “Plan Year” shall mean the calendar year beginning with the 2006 calendar year.

2.15. “Separation from Service” shall mean a separation from service with the Company and all controlled group members within the meaning of Section 409A of the Internal Revenue Code as reasonably determined by the Administrator.

2.16. “SERP Benefit” shall mean a Participant’s Benefit determined pursuant to Article IV.

2.17. “Vested Percentage” shall mean the percentage of the Participant’s vesting in the SERP Benefit determined according to Section 4.2.

ARTICLE III
PARTICIPATION IN THE PLAN

3.1. Eligibility and Participation. An Eligible Employee shall become a Participant on the later of March 1, 2007 or the date he first becomes an Eligible Employee. A Participant shall cease to be a Participant when all benefits payable from the Plan to or with respect to him have been fully paid by the Company.

ARTICLE IV
SERP BENEFIT

4.1. SERP Benefit. The monthly SERP Benefit is equal to the greater of:

(a) 40% of Final Average Earnings, or

(b) $25,000,

multiplied by the Vested Percentage.

4.2. Vested Percentage. The Vested Percentage is 100% at all times.

4.3. Distribution of SERP Benefit. Following Separation from Service for reasons other than death, a Participant shall receive the SERP Benefit in the form of a 15-Year Certain and Life Annuity. The first payment of the SERP Benefits will be delayed until the beginning of the 7th month following the month of the Participant’s Separation from Service and will be equal the sum of 7 monthly payments (the six payments delayed plus the payment due at the beginning of the 7th month, all without interest).

4.4. Death Benefits. If a Participant has a Separation from Service due to death, the Participant’s Beneficiary shall receive the SERP Benefit that would have been payable to the Participant if he had survived and had a Separation from Service on the same day as his death, except that the 6-month delay set forth in Section 4.3 shall not apply and the form of payment shall be a 15-year Certain Only Annuity.

ARTICLE V
FUNDING AND PARTICIPANT’S INTEREST

5.1. Unfunded SERP. The Plan shall be unfunded and no trust is created by the existence of the Plan. There will be no funding of any SERP Benefit; provided, however, that nothing herein shall prevent the Company from establishing one or more grantor trusts from which SERP Benefits may be paid. All SERP Benefits shall be paid from (a) the general assets of the Company and/or (b) a grantor trust established by the Company for this purpose. The Plan constitutes an unsecured contractual obligation by the Company to make benefit payments in the future.

5.2. Participant’s Interest in Plan. A Participant has an interest only in the SERP Benefits to the extent of his vested percentage determined under Article IV. A Participant has no rights or interests in any specific funds, stock or securities of the Company by reason of participation in the Plan and entitlement to a SERP Benefit. Nothing in the Plan shall be interpreted as a guaranty that any funds in a grantor trust or the assets of the Company will be sufficient to pay the SERP Benefit. The right of any Participant or Beneficiary to a SERP Benefit shall be no greater than the right of any unsecured general creditor of the Company.

ARTICLE VI
ADMINISTRATION AND INTERPRETATION

6.1. Administration. The Administrator shall be in charge of the overall operation and administration of the Plan. The Administrator has, to the extent appropriate and in addition to the powers described elsewhere in this Plan, reasonable discretionary authority to construe and interpret the terms and provisions of the Plan; to adopt, alter and repeal administrative rules, guidelines and practices governing the Plan; to perform all acts, including the delegation of its administrative responsibilities to advisors or other persons who may or may not be employees of the Company; and to rely upon the information or opinions of legal counsel or experts selected to render advice with respect to the Plan, as it shall reasonably deem advisable, with respect to the administration of the Plan.

6.2. Interpretation. The Administrator may reasonably take any action, correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in any Beneficiary designation under the Plan, in the manner and to the extent it shall deem necessary to carry this Plan into effect or to carry out the Company’s intent and purposes in adopting the Plan. Any decision, interpretation or other action made or taken in good faith by the Administrator arising out of or in connection with the Plan, shall be within its reasonable discretion, and shall be final, binding and conclusive on the Company and all Participants and Beneficiaries and their respective heirs, executors, administrators, successors and assigns, except as otherwise provided in this Article VI. The Administrator’s determinations hereunder need not be uniform or consistent.

6.3. Records and Reports. The Administrator shall keep a record of proceedings and actions and shall maintain or cause to be maintained all such books of account, records, and other data as shall be necessary for the proper administration of the Plan. Such records shall contain all relevant data pertaining to Participants and their rights under this Plan. The Administrator shall have the duty to carry into effect all rights or benefits provided under the Plan to the extent assets of the Company are properly available.

6.4. Payment of Expenses. The Company shall bear all expenses incurred by the Administrator in administering this Plan. If a claim or dispute arises concerning the rights of a Participant or Beneficiary to a SERP Benefit, regardless of the party by whom such claim or dispute is initiated, the Company shall, upon presentation of appropriate vouchers, pay all legal expenses, including reasonable attorneys’ fees, court costs, and ordinary and necessary out-of-pocket costs of attorneys, billed to and payable by the Participant or by anyone claiming under or through the Participant (such person being hereinafter referred to as the “Participant’s Claimant”), in connection with the bringing, prosecuting, defending, litigating, negotiating, or settling of such claim or dispute; provided, that:

(a) The Participant or the Participant’s Claimant shall sign an agreement to repay to the Company any such expenses theretofore paid or advanced by the Company if and to the extent that the party disputing the Participant’s rights obtains a judgment in its favor from a court of competent jurisdiction from which no appeal may be taken, whether because the time to do so has expired or otherwise, and it is determined by the court that such expenses were not incurred by the Participant or the Participant’s Claimant while acting in good faith; provided further, that

(b) In the case of any claim or dispute initiated by the Participant or the Participant’s Claimant, such claim shall be made, or notice of such dispute given, with specific reference to the provisions of this Plan, to the Administrator within two (2) years after the occurrence of the event giving rise to such claim or dispute.

(c) Any payment under this Section 6.4 shall be made not later than March 15 of the Plan Year following the Plan Year in which the expense was incurred by the Participant or Participant’s Claimant to the extent such payments would otherwise be subject to Section 409A of the Internal Revenue Code, and only if documentation required by the Administrator is timely received from the Participant or the Participant’s Claimant.

6.5. Indemnification for Liability. The Company shall indemnify the Administrator and the employees of the Company to whom the Administrator delegates duties under this Plan, against any and all claims, losses, damages, expenses and liabilities arising from their responsibilities in connection with this Plan, unless the same is determined to be due to gross negligence or willful misconduct.

6.6. Claims Procedure. If a written claim by a Participant or Beneficiary or duly authorized representative of either of them (“Claimant”) to the Administrator for a SERP Benefit or for participation in the Plan is denied in whole or in part, the Claimant will receive written notification within 90 days after receipt of the claim, or within 180 days if special circumstances require an extension of time, in which event the Claimant will be notified in writing of the delay during the initial 90-day period and the notice will indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render the decision. The notification will include specific reasons for the denial, specific reference to pertinent provisions of the Plan on which the denial is based, a description of any additional material or information necessary for the Claimant to perfect the claim and why such material or information is necessary, an explanation of the claims review procedure, the time limits applicable under the claims review procedure, and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following any adverse determination on review.

6.7. Review Procedure. The Claimant shall have 60 days after the written notice of denial is received to apply to the Administrator in writing for a full and fair review of the initial claim denial. In connection with the review, the Claimant shall be afforded reasonable opportunity to review pertinent Plan documents and may submit issues and comments in writing. In addition, the Claimant shall have the right to submit documents, records and other information relating to the claim, and shall be provided, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claim (as defined in applicable regulations under ERISA Section 503).

The Administrator will issue its decision on review within 60 days after receipt of the request for review or within 120 days if special circumstances require an extension of time to reply. Written notice of any extension will b provided to the Claimant before any extension begins, and the notice will indicate the special circumstance requiring the extension as well as the time and date by which the Administrator expects to render the determination on review. The decision will be in writing, will set forth specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based. In addition, the written notice of any decision denying the claim on appeal will include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Claimant’s claim for benefits, and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

6.8. Incompetency of Participant or Beneficiary. The Administrator may from time to time establish reasonable rules and procedures for the proper administration of the Plan and the benefits payable to an individual in the event that the individual is declared incompetent and a conservator or other person legally charged with such individual’s care is appointed. Any payment made to the conservator or any other person the Administrator determines should receive the SERP Benefit shall constitute a complete discharge of any liability of the Company, the Administrator and the Plan with respect to the Participant or Beneficiary and no person or entity shall have standing to challenge such decision.

ARTICLE VII
AMENDMENT, TERMINATION AND CONTINUATION

7.1. Amendment and Termination. The Administrator shall have the right, at any time, to amend or terminate the Plan in whole or in part; provided, however, that no amendment or termination shall be permissible if it would reduce the amount of the SERP benefit to which the Participant would have been entitled if he terminated employment on the effective date of the amendment or termination. The Company, upon review of the effectiveness of the Plan, may at any time recommend amendments to or termination of the Plan to the Administrator. The Administrator reserves the right, in its reasonable discretion, to completely terminate the Plan at any time, provided, however, that termination of the Plan shall not be a distribution event unless otherwise permitted under Section 409A or other applicable law, as determined by the Administrator.

7.2. Continuation. The Plan shall be continued by any successor of the Company pursuant to a sale of the assets of the Company, or a merger or consolidation of the Company into or with another corporation or entity.

ARTICLE VIII
MISCELLANEOUS PROVISIONS

8.1. Alienation or Assignment of Benefits. A Participant’s rights and interest under the Plan shall not be assigned or transferred except as otherwise provided herein, and the Participant’s rights to a SERP Benefit shall not be subject to alienation, pledge or garnishment by or on behalf of creditors (including heirs, beneficiaries, or dependents) of the Participant or of a Beneficiary, except to the extent provided in a domestic relations court order issued to a spouse or former spouse of a Participant in connection with a divorce if the order is determined by the Administrator to be proper under the Internal Revenue Code to transfer tax liability to such spouse or former spouse and not violative of the terms of applicable law including Internal Revenue Code Section 409A.

8.2. Right to Withhold. To the extent required by law at the time of any vesting or distribution of a SERP Benefit, required taxes shall be collected from the Participant or Beneficiary or withheld from any payment of the SERP Benefits to the extent required by and in compliance with applicable federal, state or local laws.

8.3. Construction. All legal questions pertaining to the Plan shall be determined in accordance with the laws of the State of California, to the extent such laws are not preempted or superseded by the Internal Revenue Code, ERISA or any successor, replacement or other applicable federal law.

8.4. Headings. The headings of the Articles and Sections of the Plan are for reference only. In the event of a conflict between a heading and the contents of an Article or Section, the contents of the Article or Section shall control.

8.5. Number and Gender. Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply, and references to the male gender shall be construed as applicable to the female gender where applicable, and vice versa.

8.6. Limitation of Liability. Notwithstanding any provision herein to the contrary, the Company, nor any individual acting as employee or agent of the Company, shall be liable to any Participant, former Participant, Beneficiary, or any other person for any claim, loss, liability or expense incurred in connection with the Plan, unless attributable to fraud or willful misconduct on the part of the Company or any such agent of the Company, or a breach by the Company of any provision of the SERP that results in a reduction of the SERP benefit.

* * * *

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer on date of signature set forth below.

READING INTERNATIONAL, INC.

By:
Alfred Villaseñor, Jr., Chairman, Compensation Committee of Board of Directors

Date Signed: